EXHIBIT 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) is made and entered into on this 6th of August, 2021, by and between Premier Financial Bancorp, Inc. (the “Employer”) and Robert W. Walker (the “Employee”).

WHEREAS, Employee is currently employed by Employer as its President and Chief Executive Officer; and

WHEREAS, Employer desires to encourage and incentivize Employee to remain employed by Premier Financial (and any successors or assigns) based upon terms so forth herein.

NOW THEREFORE, intending to be legally bound and in consideration of the promises and agreements of the parties, the parties hereby contract and agree as follows:

1.  Retention Bonus.  If Employee continues to work and remain employed by Employer through the close of business of the later of (i) the effective date of the merger of Employer with and into Peoples Bancorp, Inc. (the “Merger”), pursuant to the Agreement and Plan of Merger entered into by those parties on March 26, 2021 (the “Merger Agreement”), or (ii) the effective time of the data processing conversion of Employer’s subsidiaries pursuant to the merger of those subsidiaries into Peoples Bank (the later of which being the “Retention Effective Date”), Employer will pay Employee a Retention Bonus of 2.99 times Walker’s base salary at the time of closing of the Merger, subject to normal withholdings, and payable in three equal annual installments on or about (i) March 26, 2022, (ii) March 26, 2023 and (iii) March 26, 2024 (“Retention Bonus”).

2.  Forfeiture.  Employee shall forfeit any right or claim to any portion of the unpaid Retention Bonus if his employment is terminated prior to the close of business on the Retention Effective Date, for the following reasons:

(a)          Resignation by Employee; or

(b)          Discharge by Employer based upon Employee’s:

i.  repeated negligence, malfeasance, or misfeasance;

ii.  commission of any act involving theft, wrongdoing or fraud;

iii. conviction of a felony criminal offense;

iv.  gross negligence that causes harm to Employer;  or

                v.  a determination or order by any state or federal regulatory agency that prohibits Employer from maintaining Employee’s employment.

(c)          The termination of the Merger Agreement prior to the effective date of the Merger.

Exhibit 10.1 - Continued

3.  Disability or Death.  In the event of Employee’s permanent disability prior to the Retention Effective Date, any portion of any unpaid Retention Bonus shall be made to Employee pursuant to the payment schedule set forth in Section 1.  In the event of Employee’s death prior to the Retention Effective Date, any portion of any unpaid Retention Bonus shall be made to Employee’s designated beneficiary of record with Employer.  If Employee has not provided Employer with a designated beneficiary, then the remaining portion of any unpaid Retention Bonus shall be made to Employee’s estate.  Employee shall be considered permanently disabled if Employee is unable to engage in any substantial employment by reason of physical or mental impairment that is expected to last for a continuous period of not less than 12 months.

4.  At-will Status.  Nothing set forth in this Agreement shall alter Employee’s at-will status.  Both Employer and Employee remain free to terminate the employment relationship at any time, without notice, and without reason; provided, however, that the Retention Bonus shall be payable regardless of any termination of employment unless there are grounds for forfeiture pursuant to Paragraph 2 above.

5.  Duties and Policies.  Employer remains free to assign duties to Employee from time-to-time and Employee understands and agrees that he is required to follow Employer’s policies and procedures.  Nothing set forth herein requires Employer (or its successor or assigns) to maintain Employee’s current title or duties; however, it is expected that Employee shall continue to serve in an executive capacity consistent with his experience in banking and/or financial services.

6.  Restrictive Covenants.  In consideration of the terms set forth herein, Employee agrees that during his employment and for a one-year period immediately following his separation from employment for any reason, and regardless of whether Employee receives part or all of any Retention Bonus payment, Employee shall not directly or indirectly:

a.	Solicit, cause or induce any current customer of Employer to purchase services or products that compete, directly or indirectly, with services or products offered by Employer;
b.	Do anything to cause, persuade or encourage any current customer of Employer to reduce, discontinue, or terminate any contract, product or service of any kind;
c.	Do anything to cause, persuade or encourage any employee or agent of Employer to terminate their employment or affiliation with Employer;
d.	Work for a competitor, located within 20 miles of any branch of Premier Bank, Citizens Deposit Bank and Trust or Peoples Bank, in any capacity. For purpose of this section, competitor refers to any bank or financial institution that provides services and products that are similar to the services and products offered by Employer.

Exhibit 10.1 - Continued

7.  Remedies.  In the event that Employer breaches any obligation or duty under this Agreement, Employee acknowledges and agrees that his damages shall not exceed the unpaid portion of the Retention Bonus set forth herein.  Employee acknowledges and agrees that any breach of Section 6 will:  (i) substantially and irreparably harm Employer; (ii) result in harm for which money damages are not an adequate remedy; and (iii) justify the imposition of injunctive relief, in which case Employee expressly waives any requirement that Employer post a bond or secure surety thereon.

8.  Application of Section 280G.   Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments made to Employee under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Employee constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and in order to avoid such a result, Employee’s benefits shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount,” as determined in accordance with Section 280G of the Code. In the event such a reduction is necessary, the Retention Bonus shall be reduced by the minimum amount necessary to result in no portion of the payments payable by the Employer being non-deductible pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

9.  Application of Section 409A.  It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of Section 409A of the Code to the extent applicable.  In this connection, Employer will have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code Section 409A, and the parties agree that this Agreement will be interpreted in a manner that is consistent with Code Section 409A.

10.  Assignment.  Employer may sell, assign or transfer this Agreement without consent from Employee.  Employee shall not sell, assign or transfer this Agreement without the prior written consent of the Employer.

11.  Amendment.  This Agreement may not be amended without a written modification signed by both parties.

  /s/ Marshall T. Reynolds                                       /s/ Robert W. Walker
Marshall T. Reynolds                                       Robert W. Walker
Chair, Board of Directors
Premier Financial Bancorp, Inc.

August 6, 2021                           August 6, 2021